Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-192024, 333-197373, 333-207658, 333-212722 and 333-219496 on Form S-8 of our reports, dated March 1, 2018, relating to the consolidated financial statements of Criteo S.A. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Deloitte & Associés

Neuilly-sur-Seine, France
March 1, 2018

Represented by Anthony Maarek